TECHEDGE

TECHEDGE INC.
33 Wood Ave. South, 7F Iselin, NJ 08830, USA
Tel: 732-632-9898 Fax: 732-452-9728

December 23, 2004

Eugene K. Chen
87 Mira Vista Ct.
Holmdel, NJ 07733

Dear Eugene:

Techedge Inc. is pleased to offer you a position of Senior Vice President for Business Operations, reporting directly to the Chief Executive Officer, Peter Wang. This position is offered to you at an annualized salary of $180,000 and other benefits consistent with the Company's standard employee benefit package. Additionally, we will recommend to the Board of Directors that you be awarded a combination of Stock Options and Restricted Stocks totaling 3,250,000 units. The "Stock Option" is to purchase shares of Techedge common stock at a price to be determined by the Board and will vest over a four year period with 10% at the end of the first 3 months of employment and monthly thereafter. The "Restricted Stock" is subject to provisions in the Techedge Inc. 2005 Restricted Stock Incentive Plan and will vest over a four year period with 25% at the end of the first year of employment and annually thereafter.

Employment is offered to you with the express understanding that you are either a U.S. citizen or an alien legally authorized to work in the United State for Techedge Inc. and that proof of identity and employment authorization is required no later than three (3) working days after your start date with the company. Your employment with Techedge is contingent upon the accuracy of the information you have provided, as well as a satisfactory responses from your references.

As a regular employee of the company, you will be entitled to certain benefits, including health, dental, and life insurance, 3 weeks annual paid vacation, and 7 company holidays.

Your employment will be "at will" and can be terminated by you or Techedge at any time with or without cause. However, should your employment with the Techedge is terminated by reason of an Involuntary Termination then you will be entitled to receive one year's base salary provided you promptly execute and deliver to Techedge a general release of claims in form and substance reasonably satisfactory to Techedge. The severance shall be paid to you biweekly over the course of 12 months in accordance with Techedge's normal payroll practices and subject to all applicable withholding taxes. "Involuntary Termination" means any termination by Techedge of your employment other than as a result of death, Disability or Termination for Cause. "Disability" means your inability to perform the normal and usual duties of your position with Techedge by

reason of any physical or medical impairment that is expected to result in death or continue for a period of twelve (12) consecutive months or more. "Termination for Cause" means termination of your employment by Techedge for any of the following reasons: (I) your commission of any act of fraud, embezzlement or dishonesty, (ii) your unauthorized use or disclosure of any confidential Information or trade secrets of Techedge, (iii) any intentional misconduct by you which has an adverse effect upon Techedge's business or reputation, (iv) your continued failure to perform the major duties, functions and responsibilities of your position after written notice from Techedge identifying the deficiencies in your performance and a reasonable cure period of not less than thirty (30) days or (v) a material breach of your fiduciary duties as an officer of Techedge.

We hope to receive your affirmative response and look forward to bringing you into the Techedge team. Please return a signed copy of the original offer letter in the enclosed envelope. A copy of the offer letter is enclosed for your files.

Sincerely,

Peter Wang
Chief Executive Officer

Offer Accepted:

Eugene K. Chen

Date: 12/27/04

Expected Start Date: 1/1/05